                                                                    EXHIBIT 10.1


         THIRD AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

         This Third Amendment (the "Amendment"), dated this 15th day of May, 1997, amends the Amended and Restated Rights Agreement (the "Rights Agreement") by and between Dreyer's Grand Ice Cream, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (successor to First Interstate Bank of California, a state banking corporation organized and existing under the laws of the State of California) (the "Rights Agent"). All terms not otherwise defined herein shall have the meaning given such terms in the Rights Agreement.

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to effect certain amendments to the Rights Agreement;

         WHEREAS, pursuant to Section 27 of the Rights Agreement the Company may, subject to certain limitations, amend the Rights Agreement without the approval of any holders of Rights Certificates to make any provisions with respect to the Rights which the Company deems necessary or desirable.

         NOW, THEREFORE, upon all of the terms and conditions set forth hereinafter, the Company and the Rights Agent agree as follows:

1.       Amendment.

         (a) Subclause (i) of Section 7(a) of the Rights Agreement is hereby amended to change the Final Expiration Date (as defined therein) from May 16, 1997 to May 16, 2007 by deleting the reference to "May 16, 1997" in such Subclause (i) and replacing it with "May 16, 2007".

         (b) Section 7(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "The Purchase Price for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right shall initially be $300, and shall be subject to adjustment from time to time as provided in Section 11 or 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

2.       Miscellaneous.

         (a) Choice of Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (c) Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

         (d) Existing Terms. The existing terms and conditions of the Rights Agreement shall remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer on the day and year first above written.

The Company:                              Rights Agent:

DREYER'S GRAND ICE CREAM, INC.            CHASEMELLON SHAREHOLDER
                                          SERVICES, L.L.C.


By:  /s/ Edmund R. Manwell                By: /s/ Patricia D. Dedrick
   -----------------------                   --------------------------
Its:  Secretary                           Its: Assistant Vice President
    ----------------------                    -------------------------


                                        6